Filed pursuant to Rule 424(b)(3)

Registration No. 333-299389

PROSPECTUS

3,333,322 Common Shares Offered by the Selling Shareholders

DARKHORSE TECHNOLOGIES INC.

This prospectus relates to the offer and resale from time to time by the selling shareholders identified in this prospectus (the “Selling Shareholders”) of up to 3,333,322 of our common shares, no par value (“common shares”), consisting of (i) 1,666,661 common shares and (ii) up to 1,666,661 common shares issuable upon exercise of warrants (the “Warrants”). We issued the foregoing securities in a private placement consummated on September 11, 2026 (the “Private Placement”).

We are registering the common shares issued or issuable upon exercise of the Warrants issued in the Private Placement pursuant to our obligations contained in that certain registration rights agreement, dated September 11, 2026, by and among us and the Selling Shareholders (as amended, the “Registration Rights Agreement”). We refer to the 3,333,322 common shares offered by the Selling Shareholders hereunder as the “Shares.”

The Selling Shareholders may offer, sell or distribute the Shares from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. We will pay certain fees and expenses in connection with the registration of the Shares offered hereby, and we will not receive any of the proceeds from the sale of any Shares by the Selling Shareholders. However, we may receive proceeds from any cash exercise of the Warrants by the holders. See “Use of Proceeds.”

The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents, or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. The securities covered by this prospectus are subject to contractual lock-up restrictions and resale restriction imposed under Canadian securities laws and may not be sold under this prospectus until those restrictions expire or are waived or, in the case of the resale restrictions imposed under Canadian securities laws, unless such sale is completed pursuant to an available exemption from applicable Canadian prospectus requirements. For general information about the distribution of the Shares, please see “Plan of Distribution.”

Our common shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “DRK.” On October 19, 2026, the closing price of our common shares was $2.03.

Investing in our securities involves a high degree of risk. See “RISK FACTORS” beginning on page 5 for information you should consider before investing in our securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October 20, 2026.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under the shelf registration statement of which this prospectus forms a part, the Selling Shareholders may, from time to time, sell the Shares described in this prospectus in one or more offerings through any means described in the section entitled “Plan of Distribution.” Additional or more specific terms of transactions in which the Selling Shareholders offer and sell the Shares may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Shares being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, if any, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement. You should carefully read both this prospectus and any applicable prospectus supplement, together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before deciding to invest in any of the Shares being offered.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the Shares, you should refer to the registration statement, including the exhibits thereto.

Neither we nor the Selling Shareholders have authorized any other person to provide you with information different from or in addition to that included in this prospectus and any prospectus supplement. Neither we nor the Selling Shareholders are making an offer to sell the Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

In this prospectus, the terms “DarkHorse,” “we,” “us,” “our,” “the Company” and “our company” refer to DarkHorse Technologies Inc. (f/k/a Sphere 3D Corp.) and its consolidated subsidiaries, unless the context otherwise requires.

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website, www.darkhorse.inc, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC or SEDAR+ at www.sedarplus.ca., as applicable.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Shares offered under this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our website, www.darkhorse.inc.

Information contained on or accessible through our website is not incorporated by reference in this prospectus and does not constitute a part hereof.

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PROSPECTUS SUMMARY

This prospectus summary highlights selected information appearing elsewhere in this prospectus and in documents we file with the SEC that are incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information incorporated by reference herein, the information set forth under the heading “Risk Factors” and our financial statements and the related notes thereto incorporated by reference in this prospectus.

Overview

We are a digital infrastructure company that owns, operates and is expanding scalable power and data center assets for high-performance computing, artificial intelligence (“AI”) workloads, and digital asset infrastructure. We commenced operations of our Bitcoin mining business in January 2022.

On June 1, 2026, we completed our business combination with Cathedra Bitcoin Inc. (“Cathedra”) by way of a plan of arrangement under the Business Corporations Act (British Columbia), pursuant to which our wholly owned acquisition subsidiary acquired all issued and outstanding shares of Cathedra in a share-for-share transaction and Cathedra became our wholly owned subsidiary (the “Combination”).

Following the Combination, we own and operate the power and data center infrastructure underlying a substantial portion of our fleet, rather than relying on third-party hosting providers. We historically have generated revenue from both proprietary Bitcoin mining operations and effective June 1, 2026, from hosting services provided to third parties under hosting agreements and are evaluating, on a site-by-site basis, the suitability of our sites for high-performance computing (“HPC”) and AI infrastructure workloads. In September 2026, we agreed to sell all our proprietary bitcoin mining machines and have focused on providing hosting services. See “Recent Developments.”

We obtain Bitcoin as a result of our mining operations, and when necessary, we sell Bitcoin to support our operations and strategic growth. We mine Bitcoin in states that do not have any material state-specific regulatory restrictions on the mining of Bitcoin. However, it is possible that these states or other states in which we may seek to operate may create laws that would impede Bitcoin mining. We do not currently plan to engage in regular trading of Bitcoin other than sales to convert our Bitcoin into U.S. dollars. Decisions to hold or sell our Bitcoin are made by management based on real-time market monitoring and forward looking forecasts. Our treasury strategy is to utilize Bitcoin interchangeably with U.S. dollars, and we will sell Bitcoin as needed to fund working capital requirements or potential growth commitments.

As a result of the Combination, we have expanded beyond proprietary Bitcoin mining into a vertically integrated data center infrastructure platform, combining our mining fleet and capital markets access with Cathedra’s energy and power infrastructure assets and data center development capabilities. We have repositioned the business to focus on identifying and contracting energized power capacity and deploying pre-fabricated infrastructure to bring capacity online more rapidly than conventional hyperscale development timelines, while continuing to evaluate the highest-value application for each site.

Following the Combination and following the sale of our Iowa Site described below, we have approximately 50 megawatts (“MW”) of operating power capacity across four data centers located in Kentucky and Tennessee. Vertically integrating with self-owned and self-operated facilities allows us to reduce our reliance on third-parties and decrease our overall cost to mine a Bitcoin. We also have a development pipeline exceeding 100 MW of potential expansion opportunities. In addition to our proprietary mining operations, we provide hosting services to third parties, which we expect to provide more predictable income to complement the variability of our proprietary mining results. We are actively assessing the highest-value applications for our power capacity, including digital asset mining, hosting, and HPC and AI infrastructure workloads.

Recent Developments

Continuance and Name Change

On June 25, 2026, our Board of Directors unanimously approved, and recommended that our shareholders approve, proposals to (i) continue the Company from the Province of Ontario under the Business Corporations Act (Ontario) to the Province of British Columbia under the Business Corporations Act (British Columbia) and (ii) change the Company’s name from “Sphere 3D Corp.” to “DarkHorse Technologies Inc.”

At a special meeting held on August 24, 2026, our shareholders approved special resolutions authorizing the continuance, including the notice of articles and articles of the continued company, and the name change.

Effective September 16, 2026, we completed the continuance from Ontario to British Columbia (the “Continuance”), became governed by the Business Corporations Act (British Columbia) and changed our legal name from “Sphere 3D Corp.” to “DarkHorse Technologies Inc.” In connection with the Continuance, we adopted a new Notice of Articles and new Articles under the Business Corporations Act (British Columbia), which replaced our articles and by-laws previously in effect under the Business Corporations Act (Ontario).

Effective at the opening of trading on September 17, 2026, our common shares began trading on the Nasdaq Capital Market under our new name and the ticker symbol “DRK.” The Continuance, name change and ticker symbol change did not affect the rights of our security holders.

Sale of Iowa Site

On September 1, 2026, the Company entered into a definitive agreement (the “Iowa Agreement”) with Simple mining, LLC (“Buyer”) to sell the Company’s Iowa site (“Iowa Site”) for a purchase price of $1.5 million (the “Purchase Price”). Pursuant to the Iowa Agreement, the Company has terminated its sublease agreement with the Buyer with respect to the Iowa Site and assigned all its rights to the mining containers, transformers and related equipment at the Iowa Site to Buyer. The Company received $300,000 in cash from Buyer. With respect to the remaining portion of the Purchase Price, the Company has entered into an interest free promissory note with the Buyer for $1.2 million, payable in equal monthly installments over a 12-month period commencing on December 1, 2026 and continuing through November 1, 2027. In addition, pursuant to the Iowa Agreement, the Company is entitled to the return of its utility prepayment of approximately $300,000 and its security deposit of approximately $225,000.

Sale of All Company-Owned Mining Machines

In addition, on September 1, 2026, the Company also entered into a binding term sheet (the “Mining Machine Agreement”) with RepairBit, LLC to sell approximately 5,500 proprietary mining machines, which constitutes all of the Company’s existing legacy fleet of owned mining machines, for aggregate proceeds of approximately $3 million. The mining machines are to be sold and delivered over a 90-day period which began on September 1, 2026. The Company retains ownership of the miners until payments for such miners are received.

Private Placement

On September 8, 2026, we entered into a Securities Purchase Agreement with the Selling Shareholders (the “Purchase Agreement”), providing for the Private Placement of an aggregate of 1,666,661 units (the “Units”), each Unit consisting of (i) one common share and (ii) one Warrant to purchase one common share, for aggregate gross proceeds of approximately $5.0 million (or $3.00 per Unit). The Private Placement closed on September 11, 2026 (the “Closing Date”).

Each Warrant has an exercise price of $3.50 per common share, is immediately exercisable from the Closing Date and expires five years from the Closing Date. The Warrants contain beneficial ownership limitations pursuant to which a Warrant may not be exercised to the extent that, after giving effect to the exercise, the holder, together with its affiliates and attribution parties, would beneficially own common shares in excess of the beneficial ownership limitation applicable to such holder, which may be 4.99%, 9.99% or 19.99%. A holder may increase or decrease its beneficial ownership limitation upon notice to the Company, provided that the limitation may not exceed 19.99% and any increase will not become effective until the 61st day following delivery of such notice. The Warrants generally may be exercised only for cash. However, holders of the Warrants may exercise such warrants on a cashless basis at such time as there is no effective registration statement with respect to the resale of the common shares issuable upon exercise thereof. We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. However, we may receive proceeds from any cash exercise of the Warrants by the holders. If all of the Warrants are exercised for cash, the Company would expect to receive additional gross proceeds of approximately $5.8 million.

Timothy Hanley, the Company’s Chairman of the Board of Directors, Nicholas Gates, a director of the Company and Joel Block, the Company’s Chief Executive Officer, participated in the Private Placement and subscribed for an aggregate of 333,332 Units for aggregate gross proceeds of approximately $1.0 million.

The Selling Shareholders are also subject to a six-month contractual lock-up period commencing on the Closing Date. Pursuant to the Purchase Agreement, subject to limited exceptions, the Selling Shareholders may not sell or otherwise transfer the common shares, Warrants or the common shares underlying the Warrants during the lock-up period. The Shares are also subject to resale restrictions under Canadian securities laws expiring four months and a day after the Closing Date. Prior to the expiry of those resale restrictions, the Shares may only be sold pursuant to an available exemption from applicable Canadian prospectus requirements. The effectiveness of this registration statement of which this prospectus forms a part does not modify or waive those restrictions.

We intend to use the net proceeds from the Private Placement for working capital and general corporate purposes.

The securities issued to the Selling Shareholders under the Purchase Agreement were offered in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act. We relied on this exemption from registration based in part on representations made by each Selling Shareholder, including that each Selling Shareholder is an “accredited investor,” as defined in Rule 501(a) promulgated under the Securities Act.

Under the Registration Rights Agreement, we agreed to file a registration statement on Form S-3 covering resale of the Shares no later than 181 days after the Closing Date. We have agreed to use our reasonable best efforts to have such registration statement declared effective as promptly as possible after the filing thereof. Holders of the Warrants may exercise such warrants on a cashless basis at such time as there is no effective registration statement with respect to the resale of the common shares issuable upon exercise thereof. We filed the registration statement, of which this prospectus forms a part, in accordance with our obligations under the Registration Rights Agreement.

Corporate Information

Our principal executive offices are located at 2810 N Church St, Suite 90696 Wilmington, Delaware 19802, and our telephone number is (647) 952-5049. Our website is www.darkhorse.inc. The information on our website shall not be deemed part of this prospectus.

THE OFFERING

Resale of Common Shares

Common Shares Offered by the Selling Shareholders	Up to 3,333,322 common shares.

Use of Proceeds	We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. However, we may receive proceeds from any cash exercise of the Warrants by the holders. See the section of this prospectus titled “Use of Proceeds.”

Market for Our Common Shares	Our common shares are listed on Nasdaq under the symbol “DRK.”

Risk Factors	Any investment in the Shares offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to purchase our securities, you should carefully consider the risk factor set forth below and the risk factors incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on March 27, 2026 (the “2025 Annual Report”) under the heading “Item 1A. Risk Factors,” any updates to those risk factors contained in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and the other information contained in this prospectus or any applicable prospectus supplement, as updated by those subsequent filings with the SEC under the Exchange Act that are incorporated herein by reference. These risks could materially affect our business, results of operations and financial condition and could cause the value of our securities to decline in value, in which case you may lose all or part of your investment. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act and “forward-looking information” within the meaning of applicable Canadian securities legislation and may involve material risks, assumptions and uncertainties. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “believe,” “might,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” and similar words, although some forward-looking statements are expressed differently.

Any forward looking statements contained in this prospectus and the documents that we have filed with the SEC that are incorporated by reference in this prospectus are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and our Quarterly Reports on Form 10-Q, as well as in our other reports filed from time to time with the SEC and SEDAR+, as applicable, that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares offered by this prospectus, but we will bear all fees and expenses incident to our obligation to register the Shares being offered for resale hereunder by the Selling Shareholders.

We may receive proceeds from the exercise of the Warrants and issuance of the underlying common shares. If all of the Warrants were exercised for cash in full, the proceeds would be approximately $5.8 million. We intend to use the net proceeds of such warrant exercises, if any, for working capital and general corporate purposes. We can make no assurances that any of the Warrants will be exercised, or if exercised, that they will be exercised for cash.

DESCRIPTION OF OUR COMMON SHARES

This section describes the general terms of our common shares. The following description is a summary only and is qualified in its entirety by reference to the relevant provisions of the Business Corporations Act (British Columbia) and our Notice of Articles and Articles, copies of which are incorporated by reference into this prospectus.

General

We are a corporation existing under the laws of the Province of British Columbia. Effective September 16, 2026, we completed our continuance from the Province of Ontario to the Province of British Columbia, ceased to be governed by the Business Corporations Act (Ontario) and became governed by the Business Corporations Act (British Columbia) (the “BCBCA”). In connection with the continuance, our legal name was changed from “Sphere 3D Corp.” to “DarkHorse Technologies Inc.” and we adopted a new Notice of Articles and new Articles under the BCBCA (collectively, the “Articles”), which replaced our articles and by-laws previously in effect under the laws of the Province of Ontario.

Common Shares

Our authorized capital consists of an unlimited number of common shares without par value. All of our issued common shares have been validly issued, fully paid and are non-assessable. Our Common Shares are listed on the Nasdaq Capital Market under the symbol “DRK.”

The following is a description of the material terms of our common shares as set forth in our Articles and certain related section of the BCBCA.

Voting, Dividend and Other Rights. Each outstanding common share entitles the holder to one vote on all matters presented to the shareholders for a vote, except at meetings at which only holders of another class or series of shares are entitled to vote separately as a class or series. Holders of common shares have no cumulative voting, pre-emptive, subscription or conversion rights. Subject to the preferential rights of the holders of preferred shares, the board of directors determines if and when distributions may be paid out of legally available funds to the holders. The declaration of any cash dividends in the future will depend on the board of directors’ determination as to whether, in light of earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the common shares in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of preferred shares to receive preferential distributions, each outstanding common share entitles the holder to receive its pro rata share of the remaining property and assets of the Company after payment of, or adequate provision for, all known debts and liabilities.

Majority Voting. In accordance with our Articles, at least two persons present in person or represented by proxy and holding not less than 33 1/3rd% of the issued shares carrying the right to vote at the meeting constitute a quorum at any meeting of the shareholders. A majority of the votes cast at a meeting of shareholders elects directors. The common shares do not have cumulative voting rights. Therefore, the holders of a majority of the outstanding common shares can elect all of the directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors, except where a special resolution requiring two-thirds of the votes cast is required.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is TSX Trust Company.

PLAN OF DISTRIBUTION

Each Selling Shareholder and any of such Selling Shareholder’s pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Shares on Nasdaq or any other stock exchange, market or trading facility on which the Shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling Shares:

●	distributions to members, partners, stockholders or other equity holders of such Selling Shareholder;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales and settlement of short sales;

●	in transactions through broker-dealers that agree with such Selling Shareholder to sell a specified number of Shares at a stipulated price per Share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of the Shares at a stipulated price per share;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.

In addition, a Selling Shareholder that is an entity may elect to make an in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Selling Shareholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Shareholders that a donee, pledgee, transferee, other successor-in-interest intends to sell Shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Shareholder.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the Shares or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging the positions they assume. The Selling Shareholders may also sell common shares short and deliver the Shares to close out their short positions, or loan or pledge the Shares to broker-dealers that in turn may sell such Shares. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Shares.  We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not, subject to certain exceptions, simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the Selling Shareholders or any other person.  We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Notwithstanding the registration of the Shares covered by this prospectus, the Selling Shareholders remain subject to (i) the six-month contractual lock-up contained in the Purchase Agreement, which expires on March 11, 2027, and (ii) the resale restrictions under Canadian securities laws expiring January 12, 2027, being four months and a day after the Closing Date. Accordingly, the Selling Shareholders may not sell the Shares covered by this prospectus until the applicable lock-up period has expired or the restrictions have been waived in accordance with the Purchase Agreement and, prior to the expiry of the applicable Canadian resale restrictions, any sale must be made pursuant to an available exemption from applicable Canadian prospectus requirements.

SELLING SHAREHOLDERS

The Shares being offered by the Selling Shareholders are those that we issued to the Selling Shareholders in connection with the Private Placement together with those issuable to the Selling Shareholders upon exercise of the Warrants. For additional information regarding the issuance of the foregoing Shares and the Warrants, see “Prospectus Summary—Private Placement” located elsewhere in this prospectus. We are registering the resale of the Shares in order to permit the Selling Shareholders to offer the Shares for resale from time to time. To our knowledge, except for (i) Joel Block, our Director and Chief Executive Officer, Nicholas Gates and Timothy Hanley, our Directors, (ii) the ownership of the Shares offered hereby and the Warrants, and (iii) as otherwise disclosed in the footnotes to the table immediately below, none of the Selling Shareholders has had any material relationship with us within the past three years.

The table below lists the names of the Selling Shareholders and other information regarding their respective beneficial ownership of common shares. The second column lists the number of common shares beneficially owned by each Selling Shareholder. The beneficial ownership of our common shares is based on 10,579,190 common shares outstanding as of October 8, 2026.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including derivative securities, such as options and warrants, that are currently exercisable or exercisable within 60 days. In computing the number of shares beneficially owned by a particular person or entity and the percentage ownership of that person or entity, all shares subject to options and Warrants held by such person or entity were deemed outstanding if such securities were currently exercisable, on, or become or will become exercisable within 60 days following October 8, 2026. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The third column lists the common shares being offered by each Selling Shareholder under this prospectus, regardless of any beneficial ownership limitation contained in a Warrant.

In accordance with the terms of the Registration Rights Agreement, this prospectus covers the resale of the sum of (i) the number of common shares issued to those Selling Shareholders who acquired such shares in the Private Placement and (ii) the maximum number of common shares issuable upon exercise of the Warrants, as applicable, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date the registration statement, of which this prospectus forms a part, was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants, as described below. The fourth column (presenting the number of common shares owned after this offering) assumes the sale of all of the Shares offered by the Selling Shareholders pursuant to this prospectus.

Under the terms of the Warrants, the Selling Shareholders may not exercise such Warrants to the extent such exercise would result in such Selling Shareholder, together with its affiliates and attribution parties, to beneficially own a number of common shares which would exceed 4.99%, 9.99% or 19.99% (subject to increases not in excess of 19.99% at the option of such Selling Shareholder) of our then outstanding common shares following such exercise, excluding for purposes of such determination common shares issuable upon exercise of such Warrants which have not been exercised. The number of Shares in the third column (presenting the maximum number of common shares to be sold pursuant to this prospectus) does not reflect this limitation, but the number of Shares in the second column reflects this limitation. The Selling Shareholders may sell all, some or none of their respective Shares in this offering. See “Plan of Distribution.”

Notwithstanding the registration of the Shares covered by this prospectus, the Selling Shareholders remain subject to (i) the six-month contractual lock-up contained in the Purchase Agreement, which expires on March 11, 2027, and (ii) the resale restrictions under Canadian securities laws expiring January 12, 2027, being four months and a day after the Closing Date. Accordingly, the Selling Shareholders may not sell the Shares covered by this prospectus until the applicable lock-up period has expired or the restrictions have been waived in accordance with the Purchase Agreement and, prior to the expiry of the applicable Canadian resale restrictions, any sale must be made pursuant to an available exemption from applicable Canadian prospectus requirements.

We will pay the fees and the expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, fees and expenses of our counsel and accountants. Each Selling Shareholder will pay any underwriting or broker discounts and any commissions incurred in selling its Shares. Unless otherwise indicated, the address for each Selling Shareholder listed below is c/o DarkHorse Technologies Inc., 2810 N Church St, Suite 90696 Wilmington, Delaware 19802.

Name of Selling Shareholder	Common Shares Beneficially Owned Prior to the Offering	Maximum Number of Common Shares to be Sold Pursuant to this Prospectus	Common Shares Owned Following the Offering	Percentage of Common Shares Ownership Following the Offering(1)
Armistice Capital Master Fund Ltd. (2)	2,273,642	1,400,000	873,642	4.99%
Bauma Nova S.L. (3)	166,666	166,666	-	-
Joel Block (4)	821,142	333,332	487,810	4.56%
LVEE, LLC (5)	100,000	100,000	-	-
Soren Larson (6)	133,332	133,332	-	-
Murali Family LLC (7)	166,666	166,666	-	-
Nicholas Gates (8)	273,221	266,666	6,555	*
Rivercove Ventures (9)	373,332	333,332	40,000	*
Bobak Fatemizadeh (10)	81,666	66,666	15,000	*
Timothy Hanley (11)	101,024	66,666	34,358	*
Jason Okroy (12)	66,666	66,666	-	-
Ian Harris (13)	66,666	66,666	-	-
SPV 3 LLC, an Individual & Protected Series of Ingenuity Holdings LLC (14)	66,666	66,666	-	-
Matthew Prusak (15)	33,332	33,332	-	-
Brandon Ball (16)	66,666	66,666	-	-

*	Represents beneficial ownership of less than one percent (1%) of the outstanding Shares

(1)	Based on 10,579,190 common shares outstanding as of October 8, 2026.

(2)	Maximum number of common shares to be sold pursuant to this prospectus includes (i) 700,000 common shares and (ii) 700,000 common shares underlying the Warrants purchased by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (“Master Fund”) in the Private Placement. The securities are directly held by Master Fund, and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. Beneficial ownership includes (i) 700,000 common shares purchased in the Private Placement, and (ii) 1,573,642 common shares underlying warrants issued by the Company, which includes the 700,000 common shares underlying the Warrants purchased in the Private Placement. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Master Fund from exercising that portion of the warrants that would result in Master Fund and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The principal business address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Maximum number of common shares to be sold pursuant to this prospectus includes (i) 83,333 common shares and (ii) 83,333 common shares underlying the Warrants purchased by Bauma Nova S.L. (“Bauma Nova”) in the Private Placement. The securities are directly held by Bauma Nova, and may be deemed to be beneficially owned by Joan Plensa. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Bauma Nova from exercising that portion of the Warrants that would result in Bauma Nova and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation. The principal business address of Bauma Nova is Rambla Sant Just 7, Sant Just Desvern 08960 Spain.

(4)	Maximum number of common shares to be sold pursuant to this prospectus includes (i) 166,666 common shares and (ii) 166,666 common shares underlying the Warrants purchased by Joel Block, one of our Directors and our Chief Executive Officer, in the Private Placement. Beneficial ownership includes (i) 529,476 common shares held directly by Mr. Block, which includes the 166,666 common shares purchased in the Private Placement, (ii) 166,666 common shares issuable upon exercise of the Warrants purchased in the Private Placement, and (iii) 125,000 shares issuable upon vesting of a restricted stock unit on December 1, 2026. The Warrants are subject to a beneficial ownership limitation of 19.99%, which such limitation restricts Mr. Block from exercising that portion of the Warrants that would result in Mr. Block and his affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(5)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 50,000 common shares and (ii) 50,000 common shares underlying the Warrants purchased by LVEE, LLC (“LVEE”) in the Private Placement. The securities are directly held by LVEE, and may be deemed to be beneficially owned by Erik Ellingson and Lisa Vanarsdale. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts LVEE from exercising that portion of the Warrants that would result in LVEE and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(6)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 66,666 common shares and (ii) 66,666 common shares underlying the Warrants purchased by Soren Larson in the Private Placement. The securities are directly held by Mr. Larson. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Mr. Larson from exercising that portion of the Warrants that would result in Mr. Larson and his affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(7)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 83,333 common shares and (ii) 83,333 common shares underlying the Warrants purchased by Murali Family LLC (“Murali Family”) in the Private Placement. The securities are directly held by Murali Family, and may be deemed to be beneficially owned by Murali Aravamudan. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Murali Family from exercising that portion of the Warrants that would result in Murali Family and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(8)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 133,333 common shares and (ii) 133,333 common shares underlying the Warrants purchased by Nicholas Gates, one of our Directors, in the Private Placement. Beneficial ownership includes (i) 139,888 common shares held directly by Mr. Gates, which includes the 133,333 common shares purchased in the Private Placement, and (ii) 133,333 common shares issuable upon exercise of the Warrants purchased in the Private Placement. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Mr. Gates from exercising that portion of the Warrants that would result in Mr. Gates and his affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(9)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 166,666 common shares and (ii) 166,666 common shares underlying the Warrants purchased by Rivercove Ventures (“Rivercove”) in the Private Placement. The securities are directly held by Rivercove, and may be deemed to be beneficially owned by Thomas Stout. Beneficial ownership includes (i) 206,666 common shares, which includes the 166,666 common shares purchased in the Private Placement, and (ii) 166,666 common shares underlying the Warrants purchased in the Private Placement. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Rivercove from exercising that portion of the Warrants that would result in Rivercove and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(10)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 33,333 common shares and (ii) 33,333 common shares underlying the Warrants purchased by Bobak Fatemizadeh in the Private Placement. Beneficial ownership includes (i) 48,333 common shares, which includes the 33,333 common shares purchased in the Private Placement, and (ii) 33,333 common shares underlying the Warrants purchased in the Private Placement. The securities are directly held by Mr. Fatemizadeh. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Mr. Fatemizadeh from exercising that portion of the Warrants that would result in Mr. Fatemizadeh and his affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(11)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 33,333 common shares and (ii) 33,333 common shares underlying the Warrants purchased by Timothy Hanley, the Chairman of our Board of Directors, in the Private Placement. Beneficial ownership includes (i) 65,934 common shares held directly by Mr. Hanley, which includes the 33,333 common shares purchased in the Private Placement, (ii) 33,333 common shares issuable upon exercise of the Warrants purchased in the Private Placement, and (iii) 1,757 common shares issuable upon exercise of vested stock options. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Mr. Hanley from exercising that portion of the Warrants that would result in Mr. Hanley and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(12)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 33,333 common shares and (ii) 33,333 common shares underlying the Warrants purchased by Jason Okroy in the Private Placement. The securities are directly held by Mr. Okroy. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Mr. Okroy from exercising that portion of the Warrants that would result in Mr. Okroy and his affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(13)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 33,333 common shares and (ii) 33,333 common shares underlying the Warrants purchased by Ian Harris in the Private Placement. The securities are directly held by Mr. Harris. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Mr. Harris from exercising that portion of the Warrants that would result in Mr. Harris and his affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(14)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 33,333 common shares and (ii) 33,333 common shares underlying the Warrants purchased by SPV 3 LLC, an Individual & Protected Series of Ingenuity Holdings LLC (“SPV 3 LLC”) in the Private Placement. The securities are directly held by SPV 3 LLC, and may be deemed to be beneficially owned by David Shteyman, as Managing Member of SPV 3 LLC. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts SPV 3 LLC from exercising that portion of the Warrants that would result in SPV 3 LLC and its affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(15)

Maximum number of common shares to be sold pursuant to this prospectus includes (i) 16,666 common shares and (ii) 16,666 common shares underlying the Warrants purchased by Matthew Prusak in the Private Placement. The securities are directly held by Mr. Prusak. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Mr. Prusak from exercising that portion of the Warrants that would result in Mr. Prusak and his affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

(16)	Maximum number of common shares to be sold pursuant to this prospectus includes (i) 33,333 common shares and (ii) 33,333 common shares underlying the Warrants purchased by Brandon Ball in the Private Placement. The securities are directly held by Mr. Ball. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts Mr. Ball from exercising that portion of the Warrants that would result in Mr. Ball and his affiliates owning, after exercise, a number of common shares in excess of the beneficial ownership limitation.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to the documents containing such information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all future documents (excluding information furnished pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 27, 2026;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the SEC on May 15, 2026 and August 14, 2026, respectively;

●	the portions of our definitive Proxy Statement on Schedule 14A filed with the SEC on April 2, 2026 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2025;

●	our Current Reports on Form 8-K (not including any information furnished under Item 2.02, 7.01 or 9.01 of such Form 8-K or any other information that is identified as “furnished” rather than filed, which information is not incorporated by reference herein), filed with the SEC on January 16, 2026, February 12, 2026, February 27, 2026, March 11, 2026, May 14, 2026, May 21, 2026, June 3, 2026, July 31, 2026, August 10, 2026, August 24, 2026, September 8, 2026, September 11, 2026, and September 17, 2026; and

●	the description of our common shares contained in our Registration Statement on Form 8-A (File No. 001-36532), filed with the SEC on July 7, 2014, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Additionally, all filings filed by us pursuant to the Exchange Act after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement (excluding information furnished pursuant to Items 2.02, 7.01 and 9.01 of Form 8-K or any other information that is identified as “furnished” rather than filed) shall also be deemed to be incorporated by reference into this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. Any statement contained in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a later statement contained in this prospectus or in any other document incorporated by reference into this prospectus modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at: DarkHorse Technologies Inc., 2810 N Church St, Suite 90696 Wilmington, Delaware 19802, or made by phone at (647) 952 5049. You may also access the documents incorporated by reference in this prospectus through our website at www.darkhorse.inc. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS

We are a corporation organized under the laws of British Columbia, Canada and our registered and records office is located in Vancouver, British Columbia, Canada. The enforcement by investors of civil liabilities under the United States federal or state securities laws may be affected adversely by the fact that we have been incorporated under the laws of British Columbia, Canada. As a result, it may be difficult for United States investors to effect service of process within the United States upon us, or to realize in the United States upon judgments of courts of the United States, predicated upon civil liability of such persons under United States federal or state securities laws. There is doubt as to the enforceability in Canada against us in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal or state securities laws.

LEGAL MATTERS

Selected legal matters with respect to the validity of the securities offered by this prospectus will be passed upon for us by DuMoulin Black LLP, our special legal counsel as to British Columbia, Canada law. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

EXPERTS

The financial statements of DarkHorse Technologies Inc., formerly Sphere 3D Corp., incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) of MaloneBailey, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Cathedra Bitcoin Inc. incorporated in this prospectus by reference to the Current Report on Form 8-K filed with the SEC on June 3, 2026 have been so incorporated in reliance on the report (which contains an explanatory paragraph regarding Cathedra’s ability to continue as a going concern) of SRCO Professional Corporation, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DARKHORSE TECHNOLOGIES INC.

PROSPECTUS